Exhibit 10.57

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Execution Version

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”) is made and entered into effective as of October 17, 2014 (the “Effective Date”), by and between Nuvo Research Inc., a company incorporated under the laws of the province of Ontario, Canada (“NUVO”), having offices at 7560 Airport Road, Unit 10, Mississauga, Ontario, L4T 4H4, and Horizon Pharma Ireland Limited, a Irish limited company (“Horizon Pharma”), having an office at Adelaide Chambers, Peter Street, Dublin 8, Ireland. NUVO and Horizon Pharma each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A. NUVO controls certain patents and other intellectual property pertaining to pharmaceutical products having Diclofenac Sodium as an active pharmaceutical ingredient.

B. Horizon Pharma, or its Affiliates, and NUVO are parties to that certain (i) Asset Purchase Agreement dated as of October 17, 2014 (as may be amended, the “Asset Purchase Agreement”) under which, among other things, effective as of the Closing (as defined in the Asset Purchase Agreement), Horizon Pharma is purchasing from NUVO certain assets relating to Products (as defined in the Asset Purchase Agreement) in the Horizon Pharma Territory; and (ii) License Agreement dated as of October 17, 2014 (as may be amended, the “License Agreement”).

C. NUVO desires to supply to Horizon Pharma, and Horizon Pharma desires to obtain from NUVO, the Supplied Products (as defined herein) on the terms and conditions set forth herein.

In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NUVO and Horizon Pharma hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

When used in this Agreement, capitalized terms have the meanings as defined below and throughout this Agreement and capitalized terms used but not otherwise defined herein have the respective meanings ascribed thereto in the Asset Purchase Agreement.

1.1 “AAA” has the meaning assigned to it in Section 15.3.2.

1.2 “Act” shall mean the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and the regulations promulgated thereunder, as such may be amended from time to time.

1.3 “Agreement” has the meaning assigned to it in the preamble hereto.

1.4 “Affiliate” with respect to a person shall mean any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person. For the purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and/or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a person.

1.5 “Alternate API Manufacturer” has the meaning assigned to it in Section 2.2.

1.6 “Alternative Third-Party Manufacturer” has the meaning assigned to it in Section 2.2.

1.7 “API” shall mean Diclofenac Sodium as further described in the applicable Product Specifications.

1.8 “Approval” has the meaning assigned to it in Section 8.3.

1.9 “Arbitration Notice” has the meaning assigned to it in Section 15.3.2.

1.10 “Arbitrators” has the meaning assigned to it in Section 15.3.2.

1.11 “Asset Purchase Agreement” has the meaning assigned to in the recitals.

1.12 “Bankruptcy Event” has the meaning assigned to it in Section 11.4.

1.13 “Batch” shall mean a specific quantity of a Supplied Product comprising a number of units mutually agreed upon between NUVO and Horizon Pharma, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Manufactured according to a single Manufacturing order during the same cycle of Manufacture.

1.14 “Batch Log Records” shall mean all documentation and records related to the Manufacturing process for each Batch.

1.15 “Breaching Party” has the meaning assigned to it in Section 11.2.

1.16 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.17 “Change of Control” has the meaning assigned to it in Section 14.1.

1.18 “Commercialization” shall mean all activities relating to the marketing, promotion, advertising, selling and distribution of Supplied Product in the Horizon Pharma Territory, including preparing advertising and promotional materials, sales force training, all interactions and activities regarding the commercialization of Supplied Product and the maintenance of Regulatory Approvals.

1.19 “Confidential Information” shall mean any non-public information disclosed by a Party or any of its Representatives (the “Disclosing Party”) to the other Party (the “Receiving Party”) and may include without limitation the nature of research and/or development projects and data relating to them, products, customers, suppliers, personally identifiable information, pricing, costs, know-how, strategies, programs, processes, and practices and confidential and proprietary information the Disclosing Party receives from Third Parties, or to which the Receiving Party has access. Such confidentiality obligations apply without limitation to written documentation, oral disclosures, disclosures made by visual observation and disclosures in electronic form.

1.20 “Deposit Materials” has the meaning assigned to it in Section 5.4.

1.21 “Development IP” has the meaning assigned to it in Section 5.2.

1.22 “Disclosing Party” has the meaning assigned to it in Section 1.19.

1.23 “Dispute” has the meaning assigned to it in Section 15.3.1.

1.24 “DMSO” shall mean dimethyl sulfoxide.

1.25 “Effective Date” has the meaning assigned to it in the preamble hereto.

1.26 “Existing Regulatory Approval” shall mean NDA#204623.

1.27 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.28 “Firm Forecast” has the meaning assigned to it in Section 3.1.3.

1.29 “Force Majeure Event” has the meaning assigned to it in Section 15.5.

1.30 “Forecast” has the meaning assigned to it in Section 3.1.2.

1.31 “FTE Rate” means the applicable rate set forth on Schedule 7.

1.32 “GLP” shall mean all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 and such standards of good laboratory practice as are required by other organizations and governmental agencies in countries in which a Supplied Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.33 “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CFR § 11, § 210 and § 211) and in European Community Directive 2004/27/EC and 2004/28/EC (Principle and guidelines of good manufacturing practice for medicinal products) in relation to the production of pharmaceutical products, as interpreted by the ICH Harmonized Tripartite Guideline, any U.S.,

European, or other applicable laws, regulations or respective guidance documents subsequently established in the Territory, and any arrangements, additions or clarifications agreed from time to time between the Parties.

1.34 “Horizon Pharma” has the meaning assigned to it in the preamble hereto.

1.35 “Horizon Pharma Acquisition” has the meaning assigned to it in Section 14.3.

1.36 “Horizon Pharma Indemnitee” has the meaning assigned to it in Section 12.1.

1.37 “Horizon Pharma Insurance” has the meaning assigned to it in Section 12.4.

1.38 “Horizon Pharma Intellectual Property” shall mean any (a) data, information and know-how that is (i) not generally known, (ii) controlled by Horizon Pharma or its Affiliates as of the Effective Date or during the Term and (iii) necessary or useful for NUVO to Manufacture the Supplied Products hereunder; (b) Patent Right that is (i) controlled by Horizon Pharma or its Affiliates as of the Effective Date or during the Term and (ii) necessary or useful for NUVO to Manufacture the Supplied Products hereunder; (c) Horizon Pharma Marks; and (d) Purchased Trademarks.

1.39 “Horizon Pharma Marks” shall mean the trade names, corporate names and corporate logos of Horizon Pharma or Horizon Pharma’s Affiliates that are used by Horizon Pharma or any of Horizon Pharma’s Affiliates in connection with the Supplied Product.

1.40 “Horizon Pharma Territory” shall mean the United States of America and its territories and possessions.

1.41 “HST” has the meaning assigned to it in Section 4.3.2.

1.42 “Imported Goods” has the meaning assigned to it in Section 3.5.

1.43 “Importer of Record” has the meaning assigned to it in Section 3.5.

1.44 “Indirect Taxes” has the meaning assigned to it in Section 4.3.2.

1.45 “Initial Forecast” has the meaning assigned to it in Section 3.1.1.

1.46 “Initial Purchase Orders” has the meaning assigned to it in Section 3.2.2.

1.47 “Initial Term” has the meaning assigned to it in Section 11.1.

1.48 “Intellectual Property” shall mean all products, drawings, designs, models, specifications, formulations, interfaces, documentation, software, firmware, discoveries, inventions, improvements, enhancements, designs, techniques, processes, adaptations, business methods, know-how, technology, mask-works, copyrights, copyrightable materials, patents, trade secrets, and any other information or materials protected under any intellectual property laws in effect anywhere in the world, and any applications, registrations or filings relating thereto.

1.49 “Late Delivery” has the meaning assigned to it in Section 3.4.

1.50 “Latent Defects” has the meaning assigned to it in Section 6.3.3.

1.51 “License Agreement” has the meaning assigned to it in the preamble hereto.

1.52 “M&A Event” has the meaning assigned to it in Section 14.6.

1.53 “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Supplied Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.54 “Manufacturing Process” has the meaning assigned to it in Section 7.3.

1.55 “Manufacturing Technology” shall mean, as of the Effective Date, all Patent Rights and all data, information and know-how that (i) with respect to data, information and know-how, is not generally known, (ii) are controlled by NUVO or any of its Affiliates as of the Effective Date and (iii) are used by or on behalf of NUVO or its Affiliates to Manufacture Supplied Products for the Horizon Pharma Territory as of the Effective Date; provided, that if any data, information or know-how (but not, for clarity, Patent Rights) included in Manufacturing Technology becomes publicly disclosed (other than as a result of any disclosure by Horizon Pharma in breach of its obligations under Section 5.3 of the Asset Purchase Agreement), such data, information or know-how shall no longer be deemed Manufacturing Technology.

1.56 “Minimum Batch Quantity” shall mean the minimum batch quantity set forth for each Supplied Product on Schedule 5.

1.57 “Negotiation Notice” has the meaning assigned to it in Section 14.3.

1.58 “Negotiation Period” has the meaning assigned to it in Section 14.3.

1.59 “Non-Breaching Party” has the meaning assigned to it in Section 11.2.

1.60 “Notice” has the meaning assigned to it in Section 15.4.

1.61 “Notice Period” has the meaning assigned to it in Section 11.2.

1.62 “NUVO” has the meaning assigned to it in the preamble hereto.

1.63 “NUVO Facility” shall mean the facility owned at operated by NUVO at 3655, Chemin de la Cote Bissonnette, Varennes, Quebec, Canada, J3X1P7.

1.64 “NUVO Indemnitee” has the meaning assigned to it in Section 12.2.

1.65 “NUVO Insurance” has the meaning assigned to it in Section 12.5.

1.66 “NUVO SOPs” shall mean NUVO’s standard operating procedures.

1.67 “Package” and “Packaging” shall mean the acts of packaging and labeling the Product in bulk form into Supplied Product.

1.68 “Party” and “Parties” each has the meaning assigned to it in the preamble hereto.

1.69 “Pass-Through Affiliate” shall mean, with respect to a Pass-Through Supply Agreement, any Affiliate of NUVO that is party to such Pass-Through Supply Agreement.

1.70 “Pass-Through Supply Agreements” shall mean those agreements set forth on Schedule 1.

1.71 “Pass-Through Supply Vendor” shall mean the party to a Pass-Through Supply Agreement other than NUVO or a Pass-Through Affiliate.

1.72 “Payments” has the meaning assigned to it in Section 4.3.1.

1.73 “Permitted Recipients” has the meaning assigned to it in Section 10.2.

1.74 “Product” shall mean the topical diclofenac product known as PENNSAID® 2%.

1.75 “Product Labeling” shall mean (a) the full prescribing information for a Supplied Product approved by the applicable Regulatory Authority in the Horizon Pharma Territory, and (b) all labels and other written, printed or graphic information included in or placed upon any container, wrapper or package insert used with or for a Supplied Product in the Horizon Pharma Territory.

1.76 “Product Specifications” shall mean the specifications for the Supplied Product contained in the applicable Regulatory Approval and any specifications mutually agreed to by the Parties established in connection with the Supplied Product and changes to such specifications made in accordance with the Quality Agreement. The initial Product Specifications are set forth on Schedule 2.

1.77 “Purchase Order” has the meaning assigned to it in Section 3.2.3.

1.78 “Quality Agreement” has the meaning assigned to it in Section 6.1.

1.79 “Quality Control Master Document” or “QCMD” shall mean a listing of the analytical testing and corresponding Product Specifications, to be performed on the Raw Materials and Supplied Product.

1.80 “Quantity Shortfall” has the meaning assigned to it in Section 3.4.

1.81 “Raw Materials” has the meaning assigned to it in Section 7.1.

1.82 “Recall” shall mean a Product recall, field correction or withdrawal of any Product in the Horizon Pharma Territory.

1.83 “Receiving Party” has the meaning assigned to it in Section 1.19.

1.84 “Regulatory Authority” shall mean those agencies or authorities responsible for regulation of Supplied Product anywhere in the world.

1.85 “Regulatory Requirements” shall mean all (i) applicable laws, rules, guidelines, regulations and standards of governmental authorities, including GMP, and (ii) licenses and other authorizations required by regulatory authorities, that in each case are applicable to the Manufacturing and supply activities hereunder, the NUVO Facility, or any other facilities at which any of the Manufacturing activities hereunder may be performed or are applicable in the Horizon Pharma Territory.

1.86 “Released Executed Batch Record” shall mean the completed Batch record and associated exception reports, and the QCMD created for each Batch of Supplied Product.

1.87 “Representative” shall mean the Parties’ respective Affiliates, or any of their respective officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.88 “SEC” has the meaning assigned to it in Section 10.4.

1.89 “Senior Officers” has the meaning assigned to it in Section 15.3.1.

1.90 “Sublicensee” shall mean a Third Party that is granted a sublicense by Horizon Pharma under the grant in Section 2.1 of the License Agreement, in accordance with Section 2.2 of the License Agreement.

1.91 “Subsequent Purchase Order” has the meaning assigned to it in Section 3.2.3.

1.92 “Supplied Product” shall mean the Product in analyzed, released, final, packaged and labeled form, including all Product Labeling, ready for Commercialization in the Field in the Horizon Pharma Territory, as further described in the Product Specifications.

1.93 “Tax” or “Taxes” means (i) all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local, provincial or non-U.S. net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, estimated transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under applicable Law and (ii) any amount owed in respect of clause (i) as a result of being a member of a combined, consolidated, affiliated or unitary group, as a transferee or successor, by Contract or otherwise.

1.94 “Term” has the meaning assigned to it in Section 11.1.

1.95 “Third Party” shall mean any entity other than NUVO, Horizon Pharma, or any of their respective Affiliates.

1.96 “Third Party Claim” has the meaning assigned to it in Section 12.1.

1.97 “Transfer Price” has the meaning assigned to it in Section 4.1.

1.98 “$” shall mean the lawful currency of the United States of America.

2.	SUPPLY OF SUPPLIED PRODUCTS.

2.1 Supply by NUVO. During the Term, subject to the terms and conditions of this Agreement, Horizon Pharma will obtain one hundred percent (100%) of its and its Affiliates’ and Sublicensees’ requirements for Supplied Products for Commercialization in the Horizon Pharma Territory from NUVO, except as otherwise provided under this Agreement, and NUVO will Manufacture or have Manufactured and supply or have supplied to Horizon Pharma such quantities of Supplied Products, including samples, as requested by Horizon Pharma for use by Horizon Pharma and its Sublicensees in connection with activities with respect to Supplied Products in the Horizon Pharma Territory, including Exploitation activities in the Horizon Pharma Territory, all in accordance with the terms and conditions hereof. Except as permitted in accordance with a Pass-Through Supply Agreement provided by a Pass-Through Supply Vendor or a Pass-Through Affiliate, or as otherwise expressly permitted by Horizon Pharma in writing, all Supplied Products shall be Manufactured at the NUVO Facility.

2.2 Alternative Third-Party Manufacturer.

2.2.1 As soon as reasonably practicable following the Effective Date, NUVO shall identify, evaluate and select an organization capable of providing Manufacturing services substantially similar in nature, scope and quality to the services provided by NUVO under this Agreement, and which is reasonably acceptable to Horizon Pharma (the “Alternative Third-Party Manufacturer”). After such Alternative Third-Party Manufacturer is selected, Horizon Pharma […***…].

2.2.2 As of the Effective Date, NUVO is a party to the agreements set forth on Schedule 2.2, pursuant to which the Third Party counterparties to such agreements (each, an “Alternate API Manufacturer”) provide API Manufacturing services currently utilized by NUVO. Following the Effective Date, Horizon Pharma shall […***…]

2.2.3 If the Alternative Third-Party Manufacturer or Alternate API Manufacturer is not approved by the Regulatory Authorities in the Horizon Pharma Territory, NUVO shall use reasonable efforts to select an alternative manufacturer acceptable to the applicable Regulatory Authorities as soon as reasonably practicable.

2.2.4 Following approval from the relevant Regulatory Authorities, NUVO shall use commercially reasonable efforts to enter into agreements with the Alternative Third-Party Manufacturer and Alternate API Manufacturer requiring the Alternative Third-Party Manufacturer and Alternate API Manufacturer to provide Manufacturing services on substantially the same terms as described in this Agreement upon reasonable notice to such Alternative Third-Party Manufacturer or Alternate API Manufacturer by NUVO; provided,

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however, that NUVO shall not be required to enter into any such agreement to the extent such services are provided for in an agreement set forth on Schedule 2.2. Notwithstanding anything to the contrary herein […***…]. The preceding limitation shall not apply in the case of any (a) gross negligence or willful misconduct by NUVO or (b) the supply of Supplied Product by such Alternative Third-Party Manufacturer due to NUVO’s uncured material breach of this Agreement. In connection with the negotiation of any agreement with an Alternative Third-Party Manufacturer or Alternate API Manufacturer, NUVO shall notify Horizon Pharma of any material differences or limitations in the rights to be granted to NUVO with respect to the rights described in this Section 2.2.4 and shall provide Horizon Pharma with a copy of any such agreement prior to the execution thereof. To the extent any agreement with an Alternative Third-Party Manufacturer or Alternate API Manufacture requires NUVO to purchase a minimum quantity of Supplied Product or API to permit the Alternative Third-Party Manufacturer or Alternate API Manufacturer to maintain its approvals with a relevant Regulatory Authority, NUVO shall purchase such quantity of Supplied Product or API from such Alternative Third-Party Manufacturer or Alternate API Manufacturer and may supply such Supplied Product or API to Horizon Pharma hereunder; provided, however, that if the cost of obtaining such Supplied Product or API from the Alternative Third-Party Manufacturer or Alternate API Manufacturer, for purposes of maintaining qualification with a relevant Regulatory Authority is greater than the cost for NUVO to otherwise obtain or Manufacture such Supplied Product or API in accordance with the terms of this Agreement, Horizon Pharma will reimburse NUVO for any such excess cost.

2.2.5 Horizon Pharma shall reimburse NUVO […***…] in connection with the performance of its obligations under this Section 2.2; provided that such costs and expenses shall be consistent with a budget to be agreed upon by the Parties prior to NUVO’s commencement of activities under this Section 2.2.

2.3 Limited License. Horizon Pharma, on behalf of itself and its Affiliates, hereby grants to NUVO and its Affiliates a non-exclusive, royalty-free, fully paid-up non-transferable (except as provided in Section 15.8) license under the Horizon Pharma Intellectual Property with the right, to grant further licenses and sublicenses and Rights of Reference (as that term is defined in 21 C.F.R. § 314.3(b)) under any regulatory filings controlled by Horizon Pharma or its Affiliates, in each case, to the extent necessary or useful for NUVO and its Affiliates to perform their obligations hereunder. Horizon Pharma will provide a signed statement to this effect, if requested by NUVO, in accordance with 21 C.F.R. § 314.50(g)(3).

3.	FORECASTS AND PURCHASE ORDERS.

3.1 Forecasts.

3.1.1 Horizon Pharma’s written rolling, non-binding (except as set forth in Section 3.1.3) forecast of its and its Sublicensees’ anticipated requirements for Supplied Product

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in the Horizon Pharma Territory broken out on a month-by-month basis by listing trade and sample packs separately for the twenty-four (24) month period beginning January 1, 2015 (the “Initial Forecast”) is attached as Schedule 3.

3.1.2 Beginning on February 5, 2015, Horizon Pharma shall provide NUVO, on or before the fifth (5th) day of each calendar month during the Term, with a written rolling, non-binding (except as set forth in Section 3.1.3) forecast of its and its Sublicensees’ anticipated requirements for Supplied Product in the Horizon Pharma Territory broken out on a month-by-month basis by listing trade and sample packs separately, for the shorter of the twelve (12)-month period beginning with such calendar month and the remainder of the Term (each, a “Forecast”, and together with the Initial Forecast, the “Forecasts”).

3.1.3 The […***…] of each Forecast shall be binding on Horizon Pharma (each, a “Firm Forecast”) and may not be changed without NUVO’s prior written consent.

3.2 Purchase Orders.

3.2.1 Horizon Pharma shall order Supplied Product by submitting written purchase orders to NUVO pursuant to the terms of this Section 3.2. Horizon Pharma may only order Supplied Products in multiples of the applicable Minimum Batch Quantity.

3.2.2 Horizon Pharma’s binding written purchase orders to NUVO specifying the quantities of each Supplied Product ordered by Horizon Pharma for delivery on or before […***…] and each month during the […***…] (the “Initial Purchase Orders”) are attached as Schedule 4.

3.2.3 Subject to Section 3.2.2, at least […***…] days prior to the first (1st) day of each calendar month during the Term, Horizon Pharma shall submit a binding written purchase order to NUVO, in a form reasonably acceptable to NUVO, specifying the quantities of each Supplied Product to be delivered to Horizon Pharma and its Sublicensees during such month (each, a “Subsequent Purchase Order”, and together with the Initial Purchase Orders, the “Purchase Orders”). Horizon Pharma may only order Supplied Products in multiples of the applicable Minimum Batch Quantity.

3.2.4 NUVO shall make each delivery of Supplied Product in the quantity and during the applicable month specified for it on the applicable Purchase Order; provided that (a) if NUVO delivers at least […***…] of the quantity of Supplied Product set forth in a Purchase Order for the applicable month by the end of such month, then NUVO shall be deemed to have delivered the Supplied Product in accordance with such Purchase Order. In the event that the quantity of Supplied Product delivered by NUVO differs from the quantity requested in the applicable Purchase Order, Horizon Pharma shall pay NUVO for the quantity of Supplied Products delivered, rather than the quantity ordered, to the extent that the quantity delivered is not more than […***…] of the quantity required in the Purchase Order. The quantity of each Supplied Product specified in any Purchase Order submitted by Horizon Pharma to NUVO for delivery in the applicable month shall be the quantity of such Supplied Product forecasted by Horizon Pharma in the Firm Forecast for such month. Any Purchase

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Order for Supplied Product submitted by Horizon Pharma to NUVO shall reference this Agreement and shall be governed exclusively by the terms contained herein. The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any Purchase Order, confirmation or other document furnished by Horizon Pharma or NUVO that is in any way inconsistent with these terms and conditions.

3.3 Delivery. NUVO will deliver Supplied Products to Horizon Pharma in such quantities and during the applicable month as is specified in Purchase Orders subject to the terms and conditions of this Agreement. The delivery will be made within […***…] calendar days from order to delivery. Deliveries shall be made […***…]; provided, that Horizon Pharma shall […***…].

3.4 Late Deliveries. NUVO will deliver the Supplied Products on time in full. Any deviation, greater than described in Section 3.2.4, from a Purchase Order is to be communicated to Horizon Pharma as soon as is practicable, but in no case more than […***…] days following the time that NUVO becomes aware that a deviation is likely to occur, in order to enable Horizon Pharma to take necessary action to minimize any negative effects in the market. Should all or part of a Purchase Order be delivered late against the delivery schedule established in accordance with this Agreement (a “Late Delivery”), Horizon Pharma and NUVO shall meet as necessary to amicably resolve the reasons for the Late Delivery and to agree on corrective actions within one month of the requested delivery date. Should Horizon Pharma be dissatisfied, acting reasonably, with the resolution concerning the Late Delivery under this Section 3.3, or if the Parties are unable to agree on such resolution, NUVO shall credit Horizon Pharma with the following rebate against any payment due under Article 4 of this Agreement for the Supplied Product delivered late; for a delivery that is […***…] late, a […***…] rebate shall be paid; for a delivery that is […***…] late, a […***…] rebate shall be paid; for a delivery that is […***…] late a […***…] rebate shall be paid. Should the delivered quantity of a Purchase Order be below the quantity stated in the delivery schedule (a “Quantity Shortfall”), Horizon Pharma and NUVO shall meet as necessary to amicably resolve the reasons for the Quantity Shortfall and to agree on corrective actions within […***…] of the requested delivery date. Should Horizon Pharma be dissatisfied, acting reasonably, with the resolution concerning the Quantity Shortfall under this Section 3.3, or if the Parties are unable to agree on such resolution, NUVO shall credit Horizon Pharma with the following rebate against payment due under Article 4 of this Agreement for the full volume of Supplied Product required on the delivery date; for a delivery that is between […***…] of the full volume of Supplied Product required a […***…] rebate shall be paid; for a delivery that is between […***…] of the full volume of Supplied Product required a […***…] rebate shall be paid; for a delivery that is less than […***…] of the full volume of Supplied Product required a […***…] rebate shall be paid. NUVO shall only be obligated to provide one rebate per order (i.e., NUVO shall provide the rebate provided above for the Late Delivery or the Quantity Shortfall, but not both). NUVO shall make all reasonable

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efforts to supply the Quantity Shortfall to Horizon Pharma as soon as possible after the requested delivery date.

3.5 Importer of Record. In the event any material or equipment to be supplied by NUVO is imported into Canada (the “Imported Goods”), NUVO shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, NUVO shall be responsible for keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods and NUVO shall be responsible for (a) customs and other regulatory clearance of Imported Goods and (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods.

3.6 Export Documentation Requirements. For all deliveries, NUVO shall send the Invoice, Packing List, the Certificate of Analysis, and the Certificate of Compliance to Horizon Pharma.

4.	TRANSFER PRICE AND TAXATION.

4.1 Transfer Price. Horizon Pharma will pay NUVO the transfer price set forth on Schedule 5 (the “Transfer Price”) for Supplied Products supplied by NUVO to Horizon Pharma and its Sublicensees under this Agreement.

4.2 Invoices; Method of Payments.

4.2.1 NUVO shall invoice Horizon Pharma for the aggregate Transfer Price of each delivery of Supplied Products, at the time of such delivery.

4.2.2 All payments due hereunder to NUVO shall be paid to NUVO in U.S. Dollars by wire transfer to a bank account designated by NUVO and shall be paid not later than […***…] days following the date of the applicable invoice, unless such delivery of Supplied Product is rejected in accordance with the provisions of Section 6.3.1.

4.3 Taxes.

4.3.1 The amounts payable by Horizon Pharma to NUVO pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. NUVO alone shall be responsible for paying any and all Taxes (other than withholding Taxes required by applicable Law to be paid by Horizon Pharma and levied on account of a Payment). Horizon Pharma shall deduct or withhold from the Payments (as applicable) any such withholding Taxes. Notwithstanding the foregoing, if NUVO is entitled under any applicable Tax treaty or other applicable Tax Law to a reduction of rate of, or the elimination of, or recovery of, any withholding Tax withheld (or otherwise required to be withheld) hereunder, it may deliver to Horizon Pharma or the appropriate Governmental Authority (with the assistance of Horizon Pharma to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding, relieve Horizon Pharma of its obligation to withhold Tax or recover the Tax (as the case may be), and Horizon Pharma shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be; provided that Horizon Pharma has received

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evidence, in a form reasonably satisfactory to Horizon Pharma, of NUVO’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least five (5) days prior to the time that the subject Payment is due. If, in accordance with the foregoing, Horizon Pharma withholds any amount, it shall pay to NUVO the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to NUVO proof of such payment within thirty (30) days following that payment.

4.3.2 “Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes, including goods and services tax or harmonized sales tax levied under Part IX of the Excise Tax Act (Canada) (“HST”). All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Horizon Pharma shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued by NUVO in respect of those Payments. NUVO shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. Horizon Pharma represents (and shall be deemed throughout the currency of this Agreement to represent) that it is not a resident of Canada, is not carrying on business in Canada and is not a “registrant” for HST purposes.

4.4 Price Adjustments. The price for Supplied Products will be increased or decreased […***…].

5.	INTELLECTUAL PROPERTY

5.1 Background IP. Each Party shall retain the exclusive right, title and interest in and to all Intellectual Property that is owned or controlled by such Party as of the Effective Date. Each Party shall retain the exclusive right, title and interest in and to all Intellectual Property which, after the Effective Date, is independently made or acquired by such Party outside the performance of this Agreement.

5.2 Development IP. All rights to any Intellectual Property conceived, authored or first developed jointly or independently by NUVO and/or Horizon Pharma, in the performance of this Agreement (“Development IP”) shall be owned solely by NUVO. Horizon Pharma hereby assigns, and agrees to assign all rights, title and interest in the Development IP to NUVO as necessary to effectuate the foregoing provisions. Horizon Pharma shall cooperate with NUVO in executing such documents in a timely manner as is necessary to effect assignment of such Development IP as set forth above. Horizon Pharma shall promptly disclose to NUVO in writing any inventions that are conceived, and any technical information (including, but not limited to, documented technical information and data, such as engineering, manufacturing, processing, testing and assembly information, drawings, performance specifications, material specifications, product samples, procurement specifications, sampling and testing data, and the like, which

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Horizon Pharma has the right to disclose) that is developed or acquired, in the course of its activities under this Agreement.

5.3 Horizon Pharma Property. Horizon Pharma shall own all data, documents, protocols, and materials created, reduced to practice or compiled by NUVO in the course of performing activities hereunder that are based solely on Horizon Pharma’s Confidential Information.

5.4 […***…]

6.	QUALITY ASSURANCE; ACCEPTANCE.

6.1 Quality Standards and Quality Agreement. All Supplied Product supplied by NUVO shall meet the Product Specifications, and shall be Manufactured, Packaged, tested and stored at the NUVO Facility, in accordance with all applicable Approvals and Regulatory Requirements, including GMP manufacturing and record keeping procedures. Concurrently with execution of this Agreement, the Parties will enter into an agreement that details the quality assurance obligations of each Party with respect to the Manufacture and supply of Supplied Products under this Agreement within […***…] days following the Effective Date (the “Quality Agreement”). Each Party shall perform its obligations under the Quality Agreement in accordance with the terms and conditions thereof. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the provisions of the Quality Agreement shall govern with respect to quality matters.

6.2 Audit and Inspection. NUVO will give Horizon Pharma reasonable access at agreed times to the areas of the NUVO Facility in which the Supplied Products are manufactured, tested, stored, handled, or shipped, and to books and records (excluding financial books and records) related to the Manufacturing of the Supplied Products, including but not limited to, full Batch Log Records for each delivery, to permit Horizon Pharma to verify that the

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Manufacturing is being performed in accordance with the Product Specifications, GMPs, and Regulatory Requirements; provided, however, that Horizon Pharma may only exercise its rights under this Section 6.2 […***…] in any […***…] month period; provided, further, however that the limitation described in the preceding clause shall not apply to “for cause” audits or inspections. For purposes of this Section 6.2, a “for cause” audit or inspection shall mean an audit or inspection that is the result of […***…]. Horizon Pharma shall have the right to be present […***…].

6.3 Acceptance and Rejection.

6.3.1 Acceptance. Acceptance by Horizon Pharma of Supplied Product manufactured by NUVO shall be subject to inspection and applicable testing, by Horizon Pharma or its designee. If on such inspection or testing, Horizon Pharma or its designee discovers that any Supplied Product fails to conform with the Product Specifications, any GMP requirements, any Regulatory Requirements, or otherwise fails to conform to the warranties given by NUVO in Section 9.1 below, Horizon Pharma or such designee may reject such Supplied Product, which rejection will be accomplished by giving written notice to NUVO that specifies the manner in which the Supplied Product fails to meet the foregoing requirements, such notice to be delivered within […***…] days after the delivery of the nonconforming Supplied Product. Upon request from NUVO, Horizon Pharma shall return the rejected Supplied Product in accordance with NUVO’s reasonable instructions at NUVO’s expense; provided that such instructions comply with all applicable Laws, and Regulatory Requirements. If NUVO agrees with Horizon Pharma’s determination that an delivered Supplied Product is non-conforming under this Section 6.3.1, NUVO shall replace rejected Supplied Product within the shortest possible time within (generally within […***…] days after NUVO’s receipt of notice thereof; provided materials are available, and in any event within […***…] days). The replacement of rejected Supplied Product shall have priority over the supply of Supplied Product ordered for shipment not more than […***…] days before, or any time after, the rejection of such nonconforming Supplied Product. If a Supplied Product shipment or part thereof is rejected before the date on which payment is due therefor, Horizon Pharma may withhold payment for such shipment or the rejected portion thereof. If a Supplied Product shipment or portion thereof is rejected after payment, Horizon Pharma may credit the amount paid therefor against other amounts due to NUVO hereunder. If NUVO disagrees with Horizon Pharma’s determination that certain quantities of Supplied Product delivered by NUVO are nonconforming under this Section 6.3.1 the Parties will first use good faith efforts to resolve such dispute within […***…] days of Horizon Pharma’s notice provided under this Section 6.3.1. If the Parties are unable to resolve such dispute within such […***…] day period, a sample of such Supplied Product will be submitted to a mutually acceptable Third Party testing service. Such Third Party testing service will determine whether the Supplied Product meets the applicable Product Specifications and/or otherwise is defective, and the Parties agree that such testing service’s determination will be final and determinative. The Party against whom the Third Party laboratory rules will bear all costs of the Third Party testing. The warranties given by NUVO in Article 9 below shall survive any failure to reject by Horizon Pharma under this Section 6.3.1.

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6.3.2 Non-Conforming Supplied Product. If NUVO discovers facts or information which reasonably leads NUVO to suspect that it has Produced non-conforming Supplied Product, it shall provide written notice to Horizon Pharma of such determination within […***…] Business Days of such discovery.

6.3.3 Latent Defects. As soon as either Party becomes aware of any defect in any Supplied Product that is not discoverable upon a reasonable inspection or quality control testing as set forth in the Product Specifications (a “Latent Defect”), but in no case later than […***…] days after reaching such awareness, it shall immediately notify the other Party, and both Parties shall determine as to the responsibility of such Latent Defect pursuant to this Article 5.3. NUVO will only be responsible for Latent Defects resulting from any deviation from the manufacturing process on the part of NUVO including any deviation from the terms, conditions and/or specification(s) outlined in the Quality Assurance Agreement, reasonably demonstrated, relative to its Manufacturing, Packaging, and testing services responsibilities according to this Agreement. Any Latent Defect solely related to compatibility issues will not be the financial responsibility of NUVO. The term “compatibility issues” as used in this Section 6.3.3 shall mean a previously unknown chemical reaction between the Supplied Product or Supplied Product’s chemical components and packaging.

6.4 QCMD Testing. NUVO shall test, or cause to be tested by Third Parties, in accordance with the Product Specifications, each Batch of Supplied Product produced pursuant to this Agreement before delivery to Horizon Pharma. The QCMD shall contain a certificate of analysis section for each Batch delivered and shall set forth the items tested, specifications, and test results. The QCMD shall also contain a certification of the responsible person that the Batch has been produced in full compliance with the GMP and Regulatory Requirements. NUVO shall also indicate on the final page of the Released Executed Batch Record that all Batch production and control records have been reviewed and approved by the appropriate quality unit. NUVO shall send, or cause to be sent, such QCMD and, for the first […***…] Batches of Supplied Product to be delivered to Horizon Pharma hereunder and thereafter upon Horizon Pharma’s request, complete Released Executed Batch Record to Horizon Pharma prior to the shipment of Supplied Product (unless Supplied Product is shipped under quarantine).

6.5 Manufacturing Compliance. NUVO shall advise Horizon Pharma within […***…] if an authorized agent of any Regulatory Authority visits the NUVO Facility and makes an inquiry at any such facility where work is, or has been, conducted in any way involving Supplied Product.

6.6 Regulatory Compliance. Unless otherwise stated, NUVO is responsible for compliance with all Regulatory Requirements as they apply generally to production of pharmaceutical products. Horizon Pharma shall be responsible for compliance with all Laws as they apply to all other aspects of the use, and sale of Supplied Product, which responsibility shall include, without limitation, all contact with the FDA regarding the foregoing.

6.7 Corporate Responsibility. NUVO and any goods or services supplied or provided by NUVO pursuant to this Agreement, shall comply, in all material respects, with all Regulatory Requirements applicable to NUVO or to any goods or services provided under this Agreement, including, but not limited to, those relating to environmental matters, public health,

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wages, hours and conditions of employment, subcontractor selection, discrimination and occupational health/safety. Without limiting the foregoing, NUVO covenants that neither NUVO nor any of its subcontractors shall utilize child or any form of forced or involuntary labor in the supply of goods or services under this Agreement. Upon Horizon Pharma’s request, NUVO shall certify in writing its compliance with this Section 6.7 and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement. Upon Horizon Pharma’s reasonable request, NUVO shall allow Horizon Pharma or its authorized representatives to audit NUVO’s premises for purposes of verifying NUVO’s performance against the requirements in this Section 6.7. In the event of NUVO’s non-compliance with this Section 6.7, in addition to any other applicable rights or remedies, Horizon Pharma shall have the right to terminate this Agreement in whole or in part, as set forth in Article 11.

7.	MANUFACTURE OF SUPPLIED PRODUCT.

7.1 Raw Materials. NUVO shall be responsible for obtaining and storing, at no cost to Horizon Pharma (subject to Section 4.1), all materials required for the Manufacture of Supplied Products, including all API, raw materials, components and other ingredients, and all Product Labeling and containers, wrappers and other Packaging materials (collectively, “Raw Materials”) required for the Manufacture of the Supplied Products hereunder. […***…].

7.2 Manufacture of Supplied Product. NUVO will Manufacture (to the extent NUVO Manufactures), and will use commercially reasonable efforts to ensure that the Pass-Through Supply Vendors Manufacture the Supplied Products in accordance with the Product Specifications, GMPs and applicable Law.

7.3 Costs of Changes to Product Specifications and Manufacturing Process. The procedures governing changes to the Product Specifications or the process or procedures used to Manufacture the Supplied Product for the Horizon Pharma Territory (the “Manufacturing Process”) shall be set forth in the Quality Agreement. If any change to the Product Specifications or Manufacturing Process is proposed by NUVO, then NUVO shall bear any expenses of implementing such change. For changes to the Product Specifications or Manufacturing Process proposed by Horizon Pharma (including any change that is required by a Regulatory Authority in the Horizon Pharma Territory), Horizon Pharma promptly shall reimburse NUVO for all reasonable internal and external costs incurred by NUVO or any Pass-Through Affiliate (including any and all costs NUVO or any Pass-Through Affiliate must pay to a Pass-Through Supply Vendor) in connection with the implementation of any such change.

7.4 Shelf Life. Supplied Products will have a remaining shelf life of at least […***…] months from the date of delivery, unless otherwise agreed by the Parties in writing, such agreement not to be unreasonably conditioned, withheld or delayed.

7.5 Supplied Product Shortfall. NUVO shall use commercially reasonable efforts to avoid shortfalls in supply of Supplied Products based on the Forecasts provided by Horizon Pharma. In the event NUVO is unable to supply to Horizon Pharma, in whole or in part, Supplied Products requested for any reason (except to the extent caused by Horizon Pharma),

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then NUVO shall promptly notify Horizon Pharma, in writing, of such shortage, or potential shortage, or inability to timely supply Supplied Product and, if possible, the date when NUVO will again be able to supply Supplied Product. NUVO will use commercially reasonable efforts to remedy any shortfall of Supplied Product as soon as practicable and NUVO will allocate its available production capacity at the NUVO Facility for the production of Supplied Product in a manner proportional to the utilization of NUVO (or any Third Party supplied with Product by NUVO) and Horizon Pharma, respectively, of such capacity in the prior […***…] month period and will allocate such Supplied Product on a proportional basis with respect to remaining shelf-life as well.

7.6 Safety Stock Reserve. NUVO agrees to hold and maintain (a) […***…] of stock reserve of all Raw Materials (other than API and […***…] bottles) and primary Packaging supplies for the Supplied Product, (b) […***…] stock reserve of […***…] bottles for the Supplied Product and (c)(i) […***…] stock reserve of API until such time as the Alternate API Manufacturer is approved by the relevant Regulatory Authorities in the Horizon Pharma Territory and (ii) […***…] stock reserve of API after the Alternate API Manufacturer is approved by the relevant Regulatory Authorities in the Horizon Pharma Territory, in each case, based on Horizon Pharma’s most recent Forecast; provided, notwithstanding anything contained in this Agreement, NUVO shall as soon as practicable obtain a stock reserve of DMSO, equal to the amount necessary to supply […***…] of Supplied Product, based on Horizon Pharma’s Initial Forecast. Thereafter, NUVO shall maintain, at all times during the Term, a stock reserve of DMSO equal […***…] of Supplied Product, based on Horizon Pharma’s most current Forecast. If NUVO obtains any Raw Materials, primary Packaging supplies, other components or DMSO for its stock reserve pursuant to this Section 7.6 and, as a result of changes in the Forecast, is unable to use such materials either to supply Supplied Product to Horizon Pharma or to a Third Party, the Parties will share the cost of such excess materials equally and Horizon Pharma will reimburse NUVO for its share of such costs within […***…] following receipt of an invoice therefor.

8.	REGULATORY.

8.1 Regulatory Compliance. NUVO shall comply with all Regulatory Requirements.

8.2 Recall of Supplied Product. The procedures governing Recall of Supplied Product shall be set forth in the Quality Agreement. In the event that any Supplied Product is Recalled in the Horizon Pharma Territory, Horizon Pharma shall be responsible for all costs and expenses related to such Recall and shall reimburse NUVO or its applicable Pass-Through Affiliate for any out-of-pocket expenses incurred in connection with any such Recall, including any amounts payable to any Pass-Through Supply Vendors with respect thereto. Notwithstanding the foregoing, to the extent a Recall results from the nonconformance of Supplied Product supplied by NUVO hereunder with each warranty set forth in Section 9.1, NUVO shall reimburse Horizon Pharma for all out-of-pocket expenses incurred by Horizon Pharma with respect to such Recall.

8.3 Regulatory Approvals. Horizon Pharma, itself or through its agents, shall have the right to correspond with and submit regulatory applications and other filings to the FDA or

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other Regulatory Authorities to obtain approvals to import, export, sell, or otherwise commercialize the Supplied Product alone or with other products (each, an “Approval” and collectively, “Approvals”) as Horizon Pharma deems useful or necessary. Except as otherwise required by law, NUVO shall not correspond directly with the FDA or any other Regulatory Authority relating to the process of obtaining Approvals or any obtained Approval for the Supplied Product without Horizon Pharma’ prior consent.

8.4 Information. Without limiting Section 8.3 above, NUVO shall promptly provide Horizon Pharma all written and other information, other than information developed for other NUVO clients and subject to a confidentiality obligation, in NUVO’s possession or control that is necessary or useful for Horizon Pharma to apply for, obtain, and maintain Approvals for a product, which incorporates the Supplied Product, including without limitation, documentation, information relating to the NUVO Facility, process, methodology, or components used in the Manufacture, or Packaging of the Supplied Product or other information required to be submitted to the FDA or other Regulatory Authorities in the form of a marketing application or to support a post-approval change. In addition, NUVO shall immediately inform Horizon Pharma when any such information is no longer current and reflective of current Manufacturing Process, or the Product Specifications and provide updated information to Horizon Pharma through agreed channels for managing change according to the Quality Agreement.

8.5 Inspections. NUVO shall permit the FDA and other Regulatory Authorities to conduct inspections of the NUVO Facility as the FDA or other Regulatory Authorities may request, and shall cooperate with the FDA or other Regulatory Authorities with respect to the inspections and any related matters, in each case relating to the Supplied Product. NUVO shall give Horizon Pharma prior notice, to the extent practicable, of any such inspections, and keep Horizon Pharma informed about the results and conclusions of each regulatory inspection, including actions taken by NUVO to remedy conditions cited in the inspections. Responses to any 483 observations (or equivalent observations from other Regulatory Authorities) that directly relate to Supplied Product have to be approved by Horizon Pharma before they are submitted, such approval not to be unreasonably withheld, conditioned or delayed. In addition, NUVO shall allow Horizon Pharma or its representative to assist in the preparation for and be present at the inspections directly related to the Supplied Product or its Manufacture. NUVO will provide Horizon Pharma with copies of any written inspection reports issued by the Regulatory Authority and all correspondence between NUVO and the Regulatory Authority, including, but not limited to, FDA Form 483, Notice of Observation, and all related correspondence, in each case relating to the Supplied Product or general manufacturing concerns (i.e., facility compliance or the like). Horizon Pharma and its regulatory consultants, agents, marketing partners, and other Third Parties, under reasonable confidentiality requirements, shall have access to all regulatory and quality assurance GMP audits of NUVO to assess regulatory compliance and to the buildings, records, and areas of the NUVO Facility or other facilities involved in the Manufacture, testing, storage, and shipment of the Supplied Product.

8.6 Maintenance of Approvals. Notwithstanding anything in the Agreement to the contrary, NUVO shall not undertake any modifications to the Supplied Product Manufacturing or testing processes or use any subcontractors or vendors in any way that could delay or otherwise impact the Approvals or other regulatory submissions, including without limitation, regulatory product reviews, Investigational New Drug applications (INDs), New Drug Applications

(NDAs), or any other compliance status without the prior written agreement of Horizon Pharma, such agreement not to be unreasonably withheld, conditioned or delayed.

8.7 Reporting. Pursuant to the FDA’s and other applicable Regulatory Authority’s regulations and policies, Horizon Pharma may be required to report information that reasonably suggests that a Supplied Product may have caused or contributed to the death or serious injury. Accordingly, NUVO shall inform Horizon Pharma of any such information that reasonably suggests that a Supplied Product may have caused or contributed to the death or serious injury promptly after becoming aware of it so that Horizon Pharma can comply with such reporting requirements.

8.8 Records. NUVO shall maintain adequate and accurate records covering the Manufacture, stability programs, quality control testing, storage and release of Supplied Product supplied hereunder and all other services provided hereunder, in accordance with GMPs and all Regulatory Requirements, for as long as required thereunder. NUVO shall notify Horizon Pharma before destroying any such records, and Horizon Pharma shall have the option of having such records delivered to Horizon Pharma or its designee at Horizon Pharma’s cost. NUVO will make such records available to Horizon Pharma, its designees and regulatory agencies as requested by Horizon Pharma, at no additional cost to Horizon Pharma.

9.	REPRESENTATIONS AND WARRANTIES.

9.1 Supplied Product Warranty. NUVO represents and warrants that, as of the date of delivery, all Supplied Product Manufactured by NUVO and delivered hereunder will (a) be Manufactured by NUVO or a Pass-Through Supply Vendor in accordance with all applicable Regulatory Approvals, GMPs and other applicable Regulatory Requirements; (b) conform to the Product Specifications at the time of delivery; (c) have a remaining shelf life of at least […***…] months from the date of delivery, unless otherwise agreed by the Parties in writing; (d) at the time of delivery, be free and clear of any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, development or similar agreements, easements, rights-of-way, title defects, options, or adverse claims or encumbrances of any kind or character whatsoever, (e) be supplied in accordance with the Quality Agreement and (f) not be adulterated or misbranded within the meaning of the Act.

9.2 Other NUVO Representations and Warranties. NUVO represents and warrants to Horizon Pharma that, as of the Effective Date, (a) Schedule 6 sets forth all Third Party manufacturers engaged by NUVO and its Affiliates to Manufacture or supply Supplied Products, including API and other Raw Materials used to Manufacture Supplied Products, (b) neither NUVO nor any Affiliate, or Third Party Manufacturer, in any capacity, in connection with the Manufacture of Supplied Products, has been debarred or is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the FDA or any other governmental or Regulatory Authority or professional body with respect to the performance of scientific or clinical investigations, and (c) neither NUVO nor any Affiliate or Third Party Manufacturer, in any capacity, in connection with the Manufacture of the Supplied Product has received in the past five (5) years or is currently subject to a Warning Letter (as defined in the Act) with respect to any facility Manufacturing Supplied Product.

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9.3 Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party that: (a) this Agreement is a legal and valid obligation binding upon its execution and enforceable against it in accordance with its terms and conditions; and (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action, and the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions.

9.4 Other Covenants.

9.4.1 Each Party shall comply with all applicable Laws in performing its obligations under this Agreement.

9.4.2 NUVO shall not employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions. If, during the Term, NUVO or any person employed or retained by it to perform under this Agreement (excluding any Pass-Through Supply Vendor) (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, NUVO shall immediately notify Horizon Pharma of same; provided NUVO shall use commercially reasonable efforts to require the same or similar obligations from its Pass-Through Supply Vendors and shall provide Horizon Pharma with the benefit of any warranties with respect to the subject matter.

9.4.3 NUVO has and will maintain (or, as applicable, will use commercially reasonable efforts to cause the applicable Pass-Through Supply Vendors to maintain) during the Term all government permits, including, health, safety and environmental permits, necessary for the conduct of the activities that it undertakes pursuant to this Agreement.

9.4.4 As between NUVO and Horizon Pharma, Horizon Pharma shall be responsible for ensuring that the Product Specifications shall comply with all applicable Regulatory Approvals, GMPs and other applicable Law.

9.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL OTHER REPRESENTATIONS AND WARRANTIES NOT STATED HEREIN, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

10.	CONFIDENTIALITY

10.1 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information to Third Parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Supplied Products.

10.2 Third Party Disclosure. NUVO shall be permitted to disclose Horizon Pharma’s Confidential Information to Third Party developmental and analytical services providers in connection with performance of its obligations hereunder provided such providers shall be subject to confidentiality agreements. Either Party may disclose Confidential Information of the other Party to those Affiliates, agents, contractors and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, the “Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence.

10.3 Litigation and Governmental Disclosure. Each Party may disclose the other Party’s Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials; provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use good faith efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

10.4 Limitation of Disclosure. The Parties agree that, except as otherwise may be required by applicable Laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) or any foreign equivalent, and except as may be authorized in Section 10.3, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

10.5 Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within two (2) Business Days of the Party’s receipt of such press release shall be deemed as approval of such press release as received by it. Unless the prior written consent of the other Party is obtained, no Party shall, except as may be required by Law (including without limitation any SEC filings required or similar filings in a foreign jurisdiction) in any manner disclose or advertise or publish or release for publication any statement mentioning the other Party or information contained in or acquired pursuant to this Agreement, or the fact that any Party has furnished or contracted to furnish the other Party the items required by this Agreement, or quote the opinion of any employee of the other Party, unless, in each case, permitted as provided elsewhere in this Section

10. In the event either Party is required by Law to disclose such information, each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the SEC (or any foreign equivalent) and any other governmental or regulatory agencies or any other disclosure required by Law, including providing written notice to the other Party and sufficient time to review and request confidential treatment of Confidential Information of either Party included in any such disclosure.

10.6 Duration of Confidentiality. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire […***…] years after the expiration or earlier termination of this Agreement.

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with this Section 11, will expire on December 31, 2022 (the “Initial Term”), and unless Horizon Pharma provides notice to NUVO of its desire not to renew for an additional term at least ninety (90) days before the expiration of the Initial Term or any then-current renewal term, this Agreement shall automatically renew for successive additional two (2) year terms thereafter (each such renewal term, together with the Initial Term, the “Term”).

11.2 Termination for Material Breach. In the event that either Party (the “Breaching Party”) is in material breach of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by […***…] prior written notice (such […***…] period, the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate; provided, that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such default cannot be cured within such Notice Period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions). It is understood that termination pursuant to this Section 11.2 shall be a remedy of last resort and may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages or other remedy under applicable Law. If either Party initiates a dispute resolution procedure as permitted under Section 15.3 to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any arbitration following therefrom, the termination shall become effective only if and when such dispute is finally resolved through such dispute resolution procedure. This Section 11.2 defines exclusively the Parties’ right to terminate in case of any material breach of this Agreement.

11.3 Other Termination by Horizon Pharma.

11.3.1 Horizon Pharma may terminate this Agreement immediately upon written notice to NUVO if (a) the Existing Regulatory Approval is suspended for any reason, and such suspension cannot be reversed by the Parties through the use of commercially reasonable efforts, (b) any Regulatory Authority provides a Warning Letter (as defined in the Act) or other official documentation expressing major and significant concerns from a regulatory perspective with

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respect to NUVO’s or its Affiliate’s or any Pass-Through Vendors’ Manufacturing of Supplied Products, or (c) pursuant to Section 14.3, NUVO shall sell the NUVO Facility, including as part of an M&A Event, to a party has, during the […***…] month period preceding such sale received multiple FDA Form 483s, or has been the subject of other significant actions by the FDA or another similar Regulatory Authority and such actions or the issues giving rise to such actions are reasonably likely, in the reasonable determination of Horizon Pharma, to materially impact such party’s ability to perform its obligations under this Agreement.

11.3.2 Within […***…] days following a sale of the NUVO Facility, including as part of an M&A Event, to a party that is engaged in a Competitive Business that is material to the business of such party, Horizon Pharma may elect to terminate this Agreement on […***…] month’s prior written notice to NUVO. If, following such termination, NUVO is unable to use any materials held in stock reserve pursuant to Section 7.6 to supply Supplied Product to a Third Party, Horizon Pharma will bear the cost of such excess materials and will reimburse NUVO for such costs within […***…] days following receipt of an invoice therefor.

11.4 Termination for Insolvency. This Agreement may be terminated by written notice by either Party at any time during the Term upon the declaration by a court of competent jurisdiction that the other Party is bankrupt and, pursuant to the U.S. Bankruptcy Code, the Canadian Bankruptcy and Insolvency Act or a functional equivalent thereof, such other Party’s assets are to be liquidated; upon the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code, the Canadian Companies Creditors Arrangements Act or a functional equivalent thereof); or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; or in the event a receiver or custodian is appointed for such Party’s business (a “Bankruptcy Event”); provided, however, that in the case of any involuntary proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within […***…] days after the filing thereof.

11.5 Consequences of Expiration and Termination.

11.5.1 Upon expiration or termination of this Agreement, except as set forth in this Section 11.5 or Section 11.6, all obligations of the Parties under this Agreement will terminate immediately. The use by either Party of a termination right provided for under this Agreement and in accordance with this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto. Subject to the preceding sentence, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination or for any breach of this Agreement.

11.5.2 Upon expiration or termination of this Agreement (a) all unfilled Purchase Orders shall be canceled; provided, that if Horizon Pharma terminates this Agreement pursuant to Section 11.2, at its option, Horizon Pharma may require that all unfilled Purchase Orders be delivered in accordance with the terms of this Agreement and (b) Horizon Pharma shall promptly pay to NUVO (i) the cost of NUVO’s then-existing inventory of Raw Materials that cannot otherwise be used in the business of NUVO or returned to the vendor without additional costs and the cost that NUVO or any Pass-Through Affiliate is required to pay to a Pass-Through

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Supply Vendor with respect to such Pass-Through Supply Vendor’s then existing inventory of Raw Materials that cannot otherwise be used in the business of such Pass-Through Supply Vendor or returned to the vendor without additional costs and (ii) the applicable Transfer Price for all work in process and finished Supplied Product Manufactured, but not then delivered by NUVO to Horizon Pharma; provided all such Raw Materials, work in process, and finished Supplied Product Manufactured but not then delivered by NUVO to Horizon Pharma, shall be delivered to Horizon Pharma or its designee within […***…] days.

11.5.3 Upon expiration or termination of this Agreement, Horizon Pharma and NUVO will work together to transfer all Manufacturing Technology and Development IP that is necessary for Horizon Pharma to Manufacture the Supplied Product for sale and commercialization in the Horizon Pharma Territory then in the possession of NUVO (including any Pass-Through Affiliate) or, to the extent permissible under the applicable Pass-Through Supply Agreement, any Pass-Through Supply Vendor to Horizon Pharma or its designee. NUVO shall also grant to Horizon Pharma, a non-exclusive, royalty-free, fully paid-up non-transferable (except as provided in Section 15.8) license to any Manufacturing Technology and Development IP owned or controlled by NUVO, or to which NUVO otherwise has rights and the ability to grant such licenses, with the right to grant further licenses and sublicenses or rights of reference and use, in each case, to the extent necessary for Horizon Pharma or its designee to Manufacture the Supplied Product in the Horizon Pharma Territory. NUVO shall also use its reasonable efforts to effectuate assignment of any Pass-Through Supply Agreements, which Horizon Pharma determines are necessary for it, or its designee, to utilize in Manufacturing to the extent such Pass-Through Supply Agreements relate to the supply of the Supplied Product for the Horizon Pharma Territory, provided that in no event shall NUVO be required to pay any consideration to the applicable Pass-Through Supply Vendor in consideration for such assignment unless Horizon Pharma agrees to reimburse NUVO for such consideration, and if the Parties are unable to effectuate assignment of such agreements, for any reason, the Parties will work together, and specifically NUVO will use its reasonable efforts to assist Horizon Pharma, at Horizon Pharma’s sole cost and expense, in entering into new agreements with the Pass-Through Supply Vendors or finding alternate supply sources. For the avoidance of doubt, NUVO shall retain the right to use the Manufacturing Technology and Development IP outside of the Horizon Pharma Territory for any purpose not otherwise prohibited by this Agreement or the Asset Purchase Agreement, following a transfer in accordance with this Section 11.5.3.

11.6 Surviving Obligations. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 1 (Definitions), 5.2 (Development IP), 5.3 (Horizon Pharma Property), 9.5 (No Other Representations or Warranties), 10 (Confidentiality), 11.5 (Consequences of Expiration and Termination), 11.6 (Surviving Obligations), 12 (Indemnification and Insurance), 13 (Limitation of Liability) and 15 (Miscellaneous) will survive any expiration or termination of this Agreement.

12.	INDEMNIFICATION AND INSURANCE

12.1 Indemnification by NUVO. Subject to this Article 12, NUVO shall indemnify, defend and hold harmless Horizon Pharma and its Affiliates, and its and their respective licensors, licensees, officers, directors, employees and agents (collectively, “Horizon Pharma

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Indemnitees”) from and against any and all Losses incurred by them in connection with any and all litigation by Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the gross negligence or willful misconduct of any NUVO Indemnitee or (b) the breach by NUVO of any warranty, representation, covenant or agreement made by NUVO in this Agreement, in each case, except to the extent such Losses result from (i) any matter for which Horizon Pharma is obligated to indemnify NUVO pursuant to Section 12.2, as to which Losses each Party shall indemnify the other Party and the NUVO Indemnitees or the Horizon Pharma Indemnitees, as applicable, to the extent of its liability for such Losses or (ii) any action or inaction of an Alternative Third-Party Manufacturer.

12.2 Indemnification by Horizon Pharma. Subject to this Article 12, Horizon Pharma shall indemnify, defend and hold harmless NUVO and its Affiliates, and its and their respective officers, directors, employees and agents (collectively, “NUVO Indemnitees”) from and against any and all Losses incurred by them in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the Exploitation or Manufacture of any Supplied Product by Horizon Pharma, its Affiliates or any of their respective Sublicensees, (b) the gross negligence or willful misconduct of any Horizon Pharma Indemnitee, or (c) the breach by Horizon Pharma of any warranty, representation, covenant or agreement made by Horizon Pharma in this Agreement; except, in each case, to the extent such Losses result from any matter for which Horizon Pharma is obligated to indemnify NUVO pursuant to Section 12.1, as to which Losses each Party shall indemnify the other Party and the NUVO Indemnitees or the Horizon Pharma Indemnitees, as applicable, to the extent of its liability for such Losses.

12.3 Indemnification Procedures. All indemnification claims shall be governed by Section 6.2 of the Asset Purchase Agreement. Notwithstanding anything herein to the contrary, the Parties’ respective indemnification obligations under this Article 12 shall not apply to any Losses for which such Party is entitled to indemnification under the Asset Purchase Agreement (excluding for this purpose, application of the limitations in Section 6.3 of the Asset Purchase Agreement).

12.4 Horizon Pharma Insurance. Horizon Pharma shall procure and maintain, during the Term and for a period one (1) year beyond the expiration date of Supplied Products, Commercial General Liability Insurance, including without limitation, Supplied Products Liability and Contractual Liability coverage (the “Horizon Pharma Insurance”). The Horizon Pharma Insurance shall cover amounts not less than […***…] combined single limit and shall be with an insurance carrier with an A.M. Best rating of A-VII or better. NUVO shall be named as an additional insured on the Horizon Pharma Insurance and Horizon Pharma promptly shall deliver a certificate of Horizon Pharma Insurance and endorsement of additional insured to NUVO evidencing such coverage.

12.5 NUVO Insurance. NUVO shall procure and maintain, during the Term and for a period one (1) year beyond the expiration date of Supplied Products, Commercial General Liability Insurance, including without limitation, Supplied Products Liability and Contractual Liability coverage (the “NUVO Insurance”). The NUVO Insurance shall cover amounts not less than […***…] combined single limit and shall be with an insurance carrier with an A.M. Best rating of A-VII or better. Horizon Pharma shall be named as an additional insured on the

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NUVO Insurance and NUVO promptly shall deliver a certificate of NUVO Insurance and endorsement of additional insured to Horizon Pharma evidencing such coverage.

13.	LIMITATION OF LIABILITY

EXCEPT IN CIRCUMSTANCES OF ACTUAL AND INTENTIONAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES, LICENSEES, SUBLICENSEES OR DISTRIBUTORS, AND DAMAGES DESCRIBED IN SECTION 14.3 OF THIS AGREEMENT, AND WITHOUT LIMITING THE PARTIES’ RIGHTS UNDER SECTION 12.1 OR 12.2 WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT IN CIRCUMSTANCES OF ACTUAL AND INTENTIONAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY NUVO, IN NO EVENT SHALL NUVO’S LIABILITY FOR ANY DIRECT CLAIM ARISING UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO […***…] TIMES THE AGGREGATE TRANSFER PRICE PAID BY HORIZON PHARMA TO NUVO DURING THE […***…] MONTH PERIOD PRECEDING THE DATE ON WHICH SUCH CLAIM WAS BROUGHT.

14.	RIGHT OF FIRST REFUSAL

14.1 If NUVO decides to solicit offers from any Third Party(ies) for the sale of the NUVO Facility (a “Change of Control”), (a) if such Change of Control is not part of an actual or proposed M&A Event, NUVO first shall promptly provide, exclusively to Horizon Pharma, written notice of such proposed solicitation, including a detailed summary of material terms and conditions, if any, for such transaction to be proposed by NUVO and (b) if such Change of Control is part of an actual or proposed M&A Event, NUVO will provide Horizon Pharma written notice of such proposed solicitation; or

14.2 In the event NUVO receives an unsolicited offer from any Third Party for a Change of Control and NUVO intends to pursue negotiations with the Third Party submitting such offer, provided that such Change of Control is not part of a M&A Event, NUVO shall promptly provide Horizon Pharma with written notice that NUVO has received an unsolicited offer for a Change of Control;

14.3 Then, after the delivery of the notice specified in Section 14.1 or 14.2 above, provided that the proposed Change of Control is not part of an M&A Event, Horizon Pharma shall have […***…] days from the date of such notice (determined in accordance with Section 15.4, the “Negotiation Notice”) to negotiate with NUVO regarding the terms and conditions on which Horizon Pharma would acquire the NUVO Facility (a “Horizon Pharma Acquisition”).

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If Horizon Pharma elects to proceed with such negotiation, Horizon Pharma and NUVO shall negotiate exclusively and in good faith the terms and conditions of a definitive agreement for a Horizon Pharma Acquisition, until the earlier of (a) the date that is […***…] days after the date of the Negotiation Notice or (b) the date Horizon Pharma notifies NUVO that it no longer desires to so negotiate (such period, the “Negotiation Period”); provided, however, that neither Party shall be obligated to enter into such an agreement or to engage in such a transaction. Notwithstanding the foregoing, NUVO shall not, during the Negotiation Period, provide information to any Third Party(ies) in connection with due diligence by such Third Party(ies) with respect to an alternative Change of Control transaction, nor solicit offers from any new parties or to negotiate any existing Third-Party offers for an alternative Change of Control transaction. The Parties may mutually agree in writing to extend the Negotiation Period. If Horizon Pharma and NUVO do not reach mutually acceptable terms within the Negotiation Period, NUVO shall be free, without any further obligation to Horizon Pharma, to solicit and accept offers for, to engage in any negotiations with any Third Party(ies) regarding, and to consummate a Change of Control with any Third Party(ies); provided that, (i) prior to consummating any such Change of Control with a Third Party, NUVO shall in good faith discuss Horizon Pharma’s proposed terms for a Horizon Pharma Acquisition with Horizon Pharma in light of the proposed alternative Change of Control transactions (but, for clarity, NUVO shall not be obligated to accept any such proposed terms) for a period of not less than […***…] Business Days. Any Third Party acquirer shall agree, as part of any such transaction to accept assignment of this Agreement in accordance with its terms and that Horizon Pharma shall have the express right to declare any such agreement null and void if such acceptance is not undertaken and shall have the right to any available legal remedies including injunctive relief, to terminate this Agreement and obtain manufacturing transfer rights described in Section 11.5.3, and any available money damages that may result from Horizon Pharma’s inability to obtain Supplied Products under the terms of this Agreement.

14.4 No Restrictions on Discussions with Horizon Pharma. Notwithstanding anything herein to the contrary, NUVO may at any time solicit from Horizon Pharma a proposal, and engage in discussions with Horizon Pharma regarding, a Change of Control, and Horizon Pharma and NUVO may at any time pursue or conclude a Change of Control involving Horizon Pharma as the acquiring party.

14.5 Notice of Change of Control. In the event that NUVO consummates a Change of Control with any Third Party, NUVO shall give written notice of such transaction to Horizon Pharma within […***…] days after the date of such transaction.

14.6 Other Transactions. Notwithstanding anything to the contrary contained herein, a Change of Control shall not include any transaction in which NUVO (a) sells, conveys or otherwise disposes of all or substantially all of its property or business or (b)(i) merges, consolidates with, acquires or is acquired by any Third Party or (ii) effects any other transaction or series of transactions such that the stockholders of NUVO immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving person following the closing of such merger, consolidation, other transaction or series of transactions (each, a “M&A Event”) and Horizon Pharma shall have no rights under this Section 14 with respect to any actual or proposed M&A Event.

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15.	MISCELLANEOUS

15.1 NUVO’s Third Party Manufacturers. The Parties acknowledge and agree that NUVO plans to use the Pass-Through Supply Vendors in connection with the supply of Supplied Products under this Agreement and that NUVO’s obligations, and Horizon Pharma’s rights, under this Agreement are subject to the terms and conditions of the applicable Pass-Through Supply Agreements. NUVO shall not amend any Pass-Through Supply Agreement in a manner that materially and adversely affects Horizon Pharma’s rights under this Agreement and the Quality Agreement nor terminate any such Pass-Through Supply Agreement if such termination materially and adversely affects Horizon Pharma’s rights under this Agreement, in either case, without prior written consent of Horizon Pharma, such consent not to be unreasonably conditioned, withheld or delayed.

15.2 Governing Law, Jurisdiction, Venue and Service. The provisions of Section 7.1 of the Asset Purchase Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

15.3 Dispute Resolution.

15.3.1 Except as provided in Section 15.13, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to the Chief Business Officer of Horizon Pharma and the Vice President and Chief Financial Officer of NUVO (the “Senior Officers”) for attempted resolution by good faith negotiations during a period of […***…] Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

15.3.2 If such Senior Officers are unable to resolve any such Dispute within such ten (10) Business Day period, either Party shall be free to institute binding arbitration in accordance with this Section 15.3.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”). Each of Horizon Pharma and NUVO shall promptly select one Arbitrator, which selections shall in no event be made later than thirty (30) days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Horizon Pharma and the Arbitrator chosen by NUVO, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the American Arbitration Association (“AAA”) (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement. The arbitration shall be held in New York, New York, USA, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within

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fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable Law in the State of New York or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

15.3.3 Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 15.3, and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 15.3.3; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses) and/or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in this Section 15.3.3 is pending under this Agreement, the Parties shall continue to comply with all terms and provisions of this Agreement. All arbitration proceedings and decisions of the Arbitrator under this Section 15.3 shall be deemed Confidential Information of both Parties under Section 10. For clarity, nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

15.4 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 15.4 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five (5) days’ prior to such address taking effect in accordance with this Section 15.4. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile (with receipt confirmed by telephone or email). Any Notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

If to NUVO, to:

Nuvo Research, Inc.

7560 Airport Road, Unit 10

Mississauga, Ontario, Canada

L4T 4H4

[…***…]

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[…***…]

with a copy (which shall not constitute notice) to:

Cooley LLP

11951 Freedom Drive, 15thFloor

Reston, VA 20190

[…***…]

If to Horizon Pharma, to:

Horizon Pharma Pharma Ireland LTD

Adelaide Chalmers

Peter Street

Dublin 8, Ireland

[…***…]

A copy to:

[…***…]

Horizon Pharma

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

15.5 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement if such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of such Force Majeure Event within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

15.6 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and,

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except for the rights of Horizon Pharma Indemnitees and NUVO Indemnitees under Article 12, they shall not be construed as conferring any rights on any other Persons.

15.7 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.8 Assignment. Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign, in whole or in part, any of its rights, or delegate the performance of any of its obligations, under this Agreement without the prior written authorization of the other Party, which authorization shall not be unreasonably withheld, conditioned or delayed, and any assignment or delegation of this Agreement or any of such rights or obligations without such authorization shall be void and of no effect; provided, however, that either Party may assign the Agreement, in whole or in part, to an Affiliate without the prior written authorization of the other Party; and provided, further, that either Party shall have the right to assign this Agreement, in whole or in part, in connection with a merger or other acquisition of the capital stock or all or substantially all of its assets, without the prior written authorization of the other Party. Any permitted assignment or delegation hereunder by a Party shall not relieve such Party of any of its obligations under this Agreement (whether by operation of law or otherwise), unless, with respect an assignment to a Third Party, such assignee agrees in writing to assume such Party’s obligations under this Agreement, in which case such Party shall be relieved of its obligations hereunder from and after the effective date of such assignment and assumption. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

15.9 Use of Affiliates. Either Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates without authorization of the other Party. For clarity, NUVO is permitted to perform its obligations hereunder using any Pass-Through Supply Vendor.

15.10 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

15.11 Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever. Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any Third Party that it is authorized to enter into any contract or binding obligation on behalf of the other Party hereto.

15.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

15.13 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

15.14 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.15 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

15.16 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

15.17 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this SUPPLY AGREEMENT by their respective authorized representatives as of the date first written above.

HORIZON PHARMA IRELAND LIMITED		NUVO RESEARCH INC.

By:	/s/ David Kelly	By:	/s/ John C. London
Name:	David Kelly	Name:	John C. London
Title:	Director	Title:	President and Co-CEO

SIGNATURE PAGE TO SUPPLY AGREEMENT

SCHEDULE 1

PASS-THROUGH SUPPLY AGREEMENTS

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SCHEDULE 2

PRODUCT SPECIFICATIONS

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SCHEDULE 2.2

ALTERNATE API MANUFACTURERS

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SCHEDULE 3

INITIAL FORECAST

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SCHEDULE 4

INITIAL PURCHASE ORDER

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SCHEDULE 5

TRANSFER PRICES

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SCHEDULE 6

THIRD PARTY MANUFACTURERS AND SUPPLIER

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SCHEDULE 7

FTE RATES

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